CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 27, 2021, relating to the financial statements and financial highlights of FMI Funds, Inc. comprising FMI Large Cap Fund, FMI Common Stock Fund, FMI International Fund, and FMI International Fund II – Currency Unhedged for the year ended September 30, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure to Fund Service Providers” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
January 27, 2022